Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Receives Refusal to File Letter from US FDA on Ceplene New Drug
Application

Company to Request Meeting with FDA to Discuss Response

TARRYTOWN, N.Y. (August 23, 2010) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm Exchange: EPCT) today announced that it received a refusal to file letter from the U.S. Food and Drug Administration (FDA) on the New Drug Application (NDA) for Ceplene® (histamine dihydrochloride). Ceplene® is EpiCept’s novel therapeutic candidate for the remission maintenance and prevention of relapse of patients with acute myeloid leukemia (AML) in first remission, which was approved in the European Union in 2008 and is co-administered with low-dose interleukin-2 (IL-2).

In its preliminary review of the Ceplene® NDA, the FDA concluded that the application did not establish Ceplene’s therapeutic contribution in its combination with IL-2 , and recommended that an additional confirmatory pivotal trial assessing Ceplene’s contribution and using overall survival as a primary endpoint be conducted.

EpiCept intends to request a meeting with the FDA as soon as possible to discuss its comments on the NDA submission. The Company retains the right to file the NDA over FDA objections.

“We are surprised and obviously very disappointed by the FDA’s decision on our application,” commented Jack Talley, President and Chief Executive Officer of EpiCept. “The Ceplene/IL-2 regimen, which is being rolled out to patients in the European Union, is the only approved treatment that has been shown to prevent relapse of AML patients, of whom the majority will die within a year should a relapse occur. We believe that the results of the Ceplene® Phase III AML study, which demonstrated a statistically significant improvement in leukemia free survival without impacting patients’ quality of life and no treatment related mortality, together with the supporting data we generated for the application deserved a detailed review. In addition, six randomized large scale studies have shown that IL-2 alone is not an effective therapy for AML patients. We will meet with the FDA as soon as possible to explore whether a basis exists to resubmit the application without conducting a new clinical trial.”

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has two oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes EpiCept™ NP-1, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for EpiCeptTM NP-1 or crolibulinTM will not be successful, the risk that EpiCept™ NP-1 or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCept™ NP-1 on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myrexis, Inc.

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